Exhibit (d)(19)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT is entered into as of the 30th day of November 2010, by and among Clearwater Investment Trust, a Massachusetts business trust (the “Company”), Clearwater Management Co., Inc. (“Adviser”) and Heartland Advisors, Inc. (“Subadviser”).

W I T N E S S E T H

WHEREAS, the Company is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and of which the Clearwater Growth Fund (the “Fund) is a series thereof;

WHEREAS, pursuant to an investment advisory agreement, dated as of March 1, 2008, between the Company and Adviser (the “Advisory Agreement”), Adviser has agreed to provide certain investment advisory services to the Fund;

WHEREAS, the Advisory Agreement permits Adviser to delegate certain of its duties as investment adviser to a subadviser; and

WHEREAS, Adviser desires to retain Subadviser as subadviser with respect to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Appointment as Subadviser.  Adviser hereby appoints Subadviser to act as investment subadviser to the Fund, for the period and on the terms set forth in this Agreement, subject to the general supervision of Adviser and the Board of Trustees of the Company, and Subadviser agrees to accept such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of Subadviser.

(a)  Investments.  Subject to the 1940 Act, the direction of Adviser, the Board of Trustees of the Company, the investment policies and restrictions of the Fund as set forth in the Company’s current registration statement on Form N-1A and its compliance policies and procedures, Subadviser is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments (the “Investments”) for that portion of the Fund’s portfolio as designated by Adviser (the “Portfolio”).  In providing these services, Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.  Adviser will provide Subadviser with reasonable assistance in connection with Subadviser’s activities under this Agreement, including without limitation, information concerning the Fund, the daily funds available for investment and general affairs of the Company.

(b)  Allocation of Brokerage.  Subject to the general supervision of Adviser and the Board of Trustees of the Company, Subadviser is authorized and directed to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadviser may elect, and negotiate commissions to be paid on such transactions.  In selecting brokers or dealers and placing orders, Subadviser will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.

Subadviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, cause the Fund to enter into a transaction that results in such Fund paying a broker that provides brokerage and research services to Subadviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) Subadviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of Subadviser’s overall responsibilities with respect to the Fund and the other accounts as to which Subadviser exercises investment discretion, (ii) such commission is paid in compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement and (iii) Subadviser reasonably believes that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

To the extent not prohibited by applicable laws and regulations, if Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other customers, Subadviser may, but shall not be obligated to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any.  In such event, allocation of these securities and the expenses incurred in the transaction will be made by Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

(c)  Securities Transactions.  Subadviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to any Fund; provided, however, Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable law and such Fund’s procedures or in accordance with an exemptive order.

(d)  Books and Records.  Subadviser will maintain all books and records required to be maintained pursuant to the 1940 Act, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to Adviser all such books and records relating to Subadviser’s services under this Agreement.  Subadviser will also preserve such books

(e)  Information Concerning Investments.  As Adviser or the Board of Trustees of the Company may reasonably request, Subadviser will furnish reports on portfolio transactions and reports on Investments held in the portfolio.  As mutually agreed upon, Subadviser also will provide the Fund and Adviser periodic economic and investment analyses and reports or other investment services normally available to Subadviser’s other clients.  Upon reasonable advance notice, Subadviser will make its officers and employees available to meet with Adviser and the Company’s Board of Trustees at the Company’s principal place of business or another mutually agreed location to review the Investments of the Fund.  Subadviser will inform the Company and Adviser of changes in investment strategy, tactics, ownership or key personnel, including any ownership or control changes that may result in an “assignment” of this Agreement for purposes of the 1940 Act.  Subadviser also will provide information or perform additional acts as are customarily performed by a subadviser or which are required for the Fund or Adviser to comply with their respective obligations under applicable law, including without limitation the Internal Revenue Code of 1986, the 1940 Act, the investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.

(f)  Custody Arrangements.  Subadviser acknowledges receipt of a Custody Agreement for the Fund and, to the extent applicable, will comply with the requirements of the Custody Agreement.  On each business day, Subadviser will provide the Fund’s custodian with information relating to all transactions concerning the Fund’s assets, as Adviser or the custodian may request.

(g)  Voting of Proxies.  Subadviser shall vote all securities in which it invests the Fund’s assets in accordance with its proxy voting policies and procedures subject to the Adviser’s proxy voting policy which has been approved by the Board of Trustees of the Fund.

(h)  Agent.  Subject to any other written instructions of Adviser, the Company or the Fund, Subadviser is hereby appointed as Adviser’s, the Company’s and the Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that Subadviser shall execute shall comply with all laws, rules and regulations applicable to the business of Adviser and the Company, including but not limited to the Advisers Act, the 1940 Act and the rules and regulations thereunder.  Subadviser shall provide Adviser and the Company with copies of any documents executed on behalf of Adviser or the Company hereunder as soon as possible after the execution of any such documents.

(i)  Compliance with Applicable Law and Governing Documents.  With respect to all matters relating to its performance under this Agreement, Subadviser and its directors, officers, employees and agents will act in accordance with all applicable law.

(j)  Personal Securities Transactions.  Subadviser will observe and comply with Rule 17j-1 under the 1940 Act in accordance with Subadviser’s Code of Ethics. Upon request during any business day, Subadviser will make available to Adviser or any Fund any reports concerning such Fund required to be made by Subadviser pursuant to Rule 17j-1 under the 1940 Act.

(k)  Fair Valuation.  In accordance with the valuation procedures adopted by the Board of Trustees of the Company, as amended from time to time, Subadviser shall provide appropriate assistance with fair valuation of those securities in which it invests Fund assets for which readily available market prices are unavailable.

(l) Compliance Oversight.  Subadviser agrees to cooperate with periodic reviews of Subadviser’s compliance program by the Fund’s compliance personnel in performance of their responsibilities under Rule 38a-1 of the 1940 Act.  Subadviser agrees to provide to the Fund copies of, or summaries of, its compliance program and such additional information and certifications as may reasonably be requested by the Fund’s compliance personnel.  Subadviser agrees to notify Adviser of any material compliance violations which affect the Fund on a quarterly basis or with such other frequency as determined to be necessary.

(m) Section 15(c) Request for Information.  Subadviser shall provide such information as may reasonably be requested by the Board of Trustees of the Company under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

3. Duties of Adviser.  Adviser will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement, and shall oversee and review Subadviser’s performance under this Agreement.

4. Independent Contractor.  Subadviser will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Company, the Fund or Adviser in any way or otherwise be deemed an agent of the Company, the Fund or Adviser.

5. Compensation.  Adviser will pay Subadviser a fee (the “Subadvisory Fee”) for its services to the Fund at an annual rate of 0.65% of the Portfolio’s average daily net assets.  The Subadvisory Fee shall accrue each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly by Adviser as soon as practicable, but in no event later than 30 days, following the last day of each month.

6. Expenses.  Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions, taxes and other transaction charges, if any) purchased or sold by the Fund. Subadviser will, from time to time at its sole expense, employ such persons as it believes to be competent to assist it in the execution of its duties hereunder.

Except to the extent provided in this Section 6 hereof, Subadviser shall not be responsible for the Fund’s or Adviser’s expenses, including, but not limited to, the following:  (a) charges and expenses for determining the Fund’s net asset value and the maintenance of the Fund’s books and records and related overhead; (b) the charges and expenses of the Fund’s legal counsel and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Fund; (d) brokers’ commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of Fund shares in any state; (g) expenses related to shareholders’ and trustees’ meetings, and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other Fund sales literature; (h) distribution fees payable pursuant to Rule 12b-1 under the 1940 Act, if any; and (i) compensation payable to the Fund’s trustees.

7. Representations, Warranties and Covenants of Subadviser.  Subadviser represents, warrants and covenants to Adviser, the Company, and the Fund as follows:

(a) Subadviser is registered as an investment adviser under the Advisers Act;

(b) Subadviser is a corporation duly organized and validly existing under the laws of the State of Wisconsin with the power to carry on its business as it is now being conducted;

(c) The execution, delivery and performance by Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadviser governing

(d) This Agreement is a valid and binding agreement of Subadviser;

(e) Subadviser has provided its current Form ADV, including Part II, to Adviser (and will provide to Adviser all amendments thereto);

(f) Subadviser has provided its Code of Ethics to Adviser along with the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act.  In accordance with Rule 17j-1, Subadviser will submit any material changes to such Code of Ethics to the Company’s Board of Trustees for approval no later than six months after adoption of the material changes.  During the term of this Agreement, Subadviser will annually certify to the Company’s Board of Trustees that it has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, and will describe in a written report to the Company’s Board of Trustees any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto;

(g) Subadviser has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 of the Advisers Act, including written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P;

(h) Subadviser has adopted proxy voting policies which comply in all material respects with the requirements of the 1940 Act; and

(i) Subadviser shall exercise sole investment discretion over the Portfolio and shall be the sole filer in relation to the Portfolio for purposes of all applicable filing requirements under the Securities Exchange Act of 1934, as amended, including without limitation Sections 13(d), (g) and (f).

8. Representations, Warranties and Covenants of Adviser.  Adviser represents, warrants and covenants to Subadviser, as follows:

(a) Adviser is registered as an investment adviser under the Advisers Act;

(b) Adviser is a corporation duly organized and validly existing under the laws of Minnesota with the power to carry on its business as it is now being conducted;

(c) The execution, delivery and performance by Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the retention of Subadviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

(d) This Agreement is a valid and binding agreement of Adviser and the Company on behalf of the Fund;

(e) The Advisory Agreement permits Adviser to delegate the duties of Subadviser set forth herein to a subadviser; and

(f) Adviser has provided to Subadviser the Governing Instruments and Regulatory Filings and agrees to provide Subadviser with all supplements or amendments to any Document and to advise Subadviser promptly in writing of any changes to any Document or in the Fund’s investment policies or restrictions.

9. Survival of Representations Warranties and Covenants.  All representations, warranties and covenants made by the parties pursuant to Sections 7 and 8 will survive for the duration of this Agreement, and Subadviser and Adviser will promptly notify the other party hereto and the Company in writing upon becoming aware that any material changes to the foregoing representations, warranties and covenants made by it have occurred.

10. Liability and Indemnification.

(a)  Liability.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard on the part of Subadviser of its duties or obligations under this Agreement, Subadviser shall not be subject to any liability for errors of judgment, mistake of law or for any loss suffered by Adviser, the Company, the Fund, or its shareholders in connection with the matters to which this Agreement relates.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard on the part of Adviser of its duties or obligations under this Agreement or the Advisory Agreement, Adviser shall not be subject to any liability to Subadviser, for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve Adviser or Subadviser from any of their respective obligations under applicable law, including without limitation, federal and state securities laws.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Company or any shareholder of the Company may have under any federal securities or state law.

(b)  Indemnification.  Subadviser shall indemnify Adviser and the Company, and their respective officers, directors, trustees and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of Subadviser’s willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws.  Adviser shall indemnify Subadviser and its officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of Adviser’s willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws.

11. Duration and Termination.

(a)  Duration.  This Agreement shall begin as of the date of execution hereof and shall continue in effect for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other teens and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Board of Trustees of the Company, including a majority of the trustees who are not parties to this Agreement or “interested persons” of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.

(b)  Termination.  Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:  (i) by the vote of a majority of the Board of Trustees of the Company, by the vote of a majority of the outstanding voting securities of such Fund or by Adviser, in each case upon not more than 60 days’ written notice to Subadviser; or (ii) by Subadviser upon not less than 90 days’ written notice to Adviser, the Company and such Fund.  This Agreement shall also terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.

12. Amendment.  This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board of Trustees of the Company cast in person at a meeting called for that purpose, including a majority of trustees who are not “interested persons” of such Fund or Adviser and (ii) if necessary, by a vote of a majority of the outstanding voting securities of such Fund.

13. Confidentiality.  Subject to the duties of Subadviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, Subadviser shall, during the term of this Agreement and for a period of 5 years thereafter, treat as confidential all non-public information pertaining to the Fund and the actions of Subadviser, Adviser and the Company in respect thereof.  Subject to the duties of Adviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, Adviser shall, during the term of this Agreement and for a period of 5 years thereafter, treat as confidential all non-public information pertaining to the Subadviser.  Information disclosed in voluntary and required reports to shareholders of the Company and to regulatory authorities or otherwise in the public domain other than by action of Adviser or Subadviser is deemed to be public information. Subadviser agrees to adhere to the privacy policies adopted by the Company pursuant to Regulation S-P under the Gramm-Leach-Bliley Act.  Subadviser has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information, and to ensure proper disposal of such information, relating to Fund shareholders in compliance with Regulation S-P.  Subadviser will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

14. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt or by electronic transmission, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party.  As of the date of this Agreement, the addresses of the parties are:

Adviser:

Clearwater Management Co., Inc.
Attention:  President
2000 Wells Fargo Place
30 East Seventh Street
St. Paul, MN  55101
Fax:  651.215.4493

Subadviser:

Heartland Advisors, Inc.
Attention:  General Counsel and Chief Compliance Officer
789 N. Water Street
Milwaukee, WI  53202
Fax:  414.977.1339

15. Governing Law.  This Agreement is governed by and construed in accordance with the laws of the United States and the internal laws of the State of Wisconsin without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

16. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

17. Severability.  If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

18. Miscellaneous.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof.  Specifically, as used in this Agreement, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of the Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act.  The term “investment adviser” shall have such meaning as such term has in the Advisers Act or the 1940 Act, as the case may be.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is amended or modified by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such amended or modified rule, regulation or order.

19. Sole Agreement.  This Agreement represents the entire agreement and understanding between the parties and sets forth the rights, duties and obligations of each party to the other as of its date.  Any prior agreements, understandings and representations relating to the subject matter of this Agreement are incorporated herein.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

             CLEARWATER INVESTMENT TRUST

             By: /s/ G.H. Weyerhaeuser Jr.
             Name: G.H. Weyerhaeuser Jr.
             Title: Chairman

             CLEARWATER MANAGEMENT CO., INC.

             By:  /s/ Philip w. Pascoe
              Name: Philip W. Pascoe
              Title: Chairman

             HEARTLAND ADVISORS, INC.

             By:  /s/ Paul T. Beste
              Name: Paul T. Beste
                                      Title: COO